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                                                                    Exhibit 8(a)


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]





                         June 20, 2001



American International Group, Inc.
70 Pine Street
New York, New York 10270

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (as amended, the "Registration Statement") of American International Group, Inc., a Delaware corporation ("AIG"), relating to the proposed merger of Washington Acquisition Corporation, a Texas corporation and a direct wholly owned subsidiary of AIG, with and into American General Corporation, a Texas corporation.

     We have participated in the preparation of the discussion set forth in the section entitled "The Acquisition -- Material U.S. Federal Income Tax Consequences of the Acquisition" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,



                                             /s/ Wachtell, Lipton, Rosen & Katz